 WEB SERVICES AGREEMENT

This WEB SERVICES AGREEMENT (this “Agreement”) is made by and between Smart Online, Inc., a Delaware corporation (“Developer”) and URAssociation, LLC., an Ohio corporation (“Company”) (each of Developer and Company a “Party” and together the “Parties”), and is effective as of the date signed by both Parties (the “Effective Date”).

WHEREAS, Developer is a leading provider of web-based products and services for small businesses, including its software-as-a-service application described on Exhibit A, and has a certain expertise in customizing and hosting its web-based software applications for small businesses;

WHEREAS, Company is a business that sells its branded products and/or services through those independent associates and members whose names and contact information Company provides to Developer hereunder (“Company Members”); and

WHEREAS, Company desires to have Developer design, develop, and provide certain web-based applications and services for use by consumers, and Developer desires to design, develop and provide such applications and services, as further described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that each will perform as required under this Agreement and in accordance with the attached terms and conditions and exhibits, all of which are incorporated herein by reference.

1. DEFINITIONS

1.1 “Company Information” means (a) any and all inventions, concepts, ideas, technology, trade secrets, design, drawing, test data, algorithms, formulas, methods, processes, techniques, text, pictures, sound, graphics, video, data and know-how created, conceived, or otherwise developed by Company without the assistance of Developer or its Representatives (as defined below) and without reliance on the Confidential Information of Developer; (b) any and all trademarks, service marks or trade dress of Company (“Company Marks”) that are provided by Company to Developer hereunder and embodied or otherwise incorporated into the Portal System.

1.2 “Developer Technology” means (a) any and all software and related source code and object code, the Smart Online Applications (as defined below), technology, algorithms, formulas, methods, processes, techniques and know-how; and (b) any and all of Developer’s trademarks, service marks, and trade dress (“Developer Marks”) that are created, conceived, used, or otherwise developed, licensed or acquired by Developer or embodied or otherwise incorporated in, or used to operate or provide access to, the Portal System (but specifically excluding Company Marks or any marks or designations that incorporate, or are substantially similar to the Company Marks), in whole or in part, and all inventions and works of authorship included in the foregoing, excluding the Company Information and Portal Content.

1.3 “Domain Names” means the domain names registered by Company from time to time for use with the Portal System.

1.4 “Intellectual Property Rights” means patent rights (including patent applications and disclosures), rights of priority, copyright rights (including copyright registrations and registration applications), trademark, service mark, and trade dress rights (including registrations and registration applications therefore), Moral Rights, trade secret rights, know-how, and any other intellectual property or proprietary rights.

1.5 “Moral Rights” means any rights recognized to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is called or generally referred to as a “moral right,” including without limitation the rights of attribution and integrity.

1.6 “Representative” means any and all agents, employees, servants, officers, directors, attorneys, or other persons acting or purporting to act on behalf of Developer.

1.7 “Smart Online Applications” means those Smart Online applications and business tools listed on Exhibit A, as amended from time to time.

1.8 “Portal System” means the Developer’s template website platform and all associated features, including the user interface, applications, text, pictures, sounds, graphics, video, data and other materials, as customized by Developer under the Portal System Specifications and Portal System Update Specifications on pages under the Domain Names (but excluding Company Information and Portal Content).

1.9 “Portal Content” means all text, pictures, sound, graphics, video, data and other material created without the assistance of Developer or its Representatives (as defined below) and without reliance on the Confidential Information of Developer incorporated into the Portal System, including but not limited to, data or information posted to blogs, forums or discussion boards and audio/video submissions, but excluding all text, pictures, sound, graphics, video, data and other material provided in or through the Smart Online Applications or any third party applications.

1.10 “Portal System Offerings and Fees” means the packaged offerings that Company will make available to Company Members in relation to the Portal System and related fees between the Parties, all as set forth on the attached Exhibit B, incorporated herein by reference.

1.11 “Portal System Fees” means the amounts collected by Developer for the use of the Portal System by Company Members, less all applicable third party processing fees, shipping and handling costs, taxes, refunds, and charge-backs with respect to such products or subscriptions sold through the Portal System.

1.12 “Portal System Specifications” means the functional specifications and performance requirements for the Portal System set forth on Exhibit A.

2. DEVELOPMENT

2.1 Obligations of Developer. Developer has and will perform those services as set forth herein to develop, customize and deliver the Portal System and related Call Center Services (as defined below) (collectively, the “Services”).

2.2 Modifications to Specifications.

(a) If, at any time prior to Company’s acceptance of the Portal System in accordance with Section 3.1 of this Agreement, Company desires to modify the Portal System Specifications, Company will present a written request describing such modifications to Developer (each such request is a “Change Order”). Developer will promptly review each such Change Order to determine whether such Change Order can be accomplished by Developer and whether the performance of such Change Order will require Developer’s expenditure of materially additional time and effort. Company acknowledges and agrees that incorporating Change Orders into the Portal System Specifications may result in increased costs and/or delays in the original schedule for deployment or operation of the Portal System hereunder.

(b) Within fifteen (15) days of receipt by Developer of a Change Order, Developer will provide Company with a written statement that describes the impact of the Change Order on Developer’s obligations, including, without limitation, any changes in fees, timeframe requirements, or additional terms and conditions required to perform under such Change Order. Company will have an opportunity to review such written statement and provide Developer with written acceptance or rejection of such statement; provided, however, that, if Company does not provide Developer with such written acceptance or rejection within five (5) business days after receipt of such statement from Developer, the terms and conditions of such statement shall be deemed accepted by Company.

2.3 Project Meetings and Reports. During the term of this Agreement, the Parties will use commercially reasonable efforts to conduct regularly occurring meetings, in accordance with a schedule mutually agreed by the Parties, to review the status of Developer’s progress under this Agreement.

2.4 Technical Contacts. Company and Developer will each designate primary and alternate technical contacts as the primary individuals responsible for facilitating communications between Company and Developer regarding all technical matters and for coordinating the deployment and testing of the Portal System. Each Party may change its respective technical contacts at any time by providing the other Party with no less than five (5) days’ advance notice.

2.5 Mutual Responsibilities. Each Party shall utilize the level of staff resources necessary to perform its obligations under this Agreement within any and all applicable deadlines. Company shall cooperate with Developer so that Developer may perform its obligations under this Agreement, including without limitation providing information, approvals and acceptances related to the Services, as reasonably requested by Developer. In addition, Company will provide Developer, in a timely manner, with any Company Information necessary to perform the Services. Developer’s delay or non-performance of its obligations under this Agreement shall not constitute a breach of this Agreement and Developer shall not otherwise be liable to the extent that such delay or non-performance results from Company’s failure to cooperate with Developer as set forth in this Section 2.5, and Developer shall not otherwise be liable to Company for any such delay or non-performance to the extent that such delay or nonperformance results from Company’s failure to cooperate with Developer as set forth in this Section 2.5.

2.6 Company Responsibilities. Company shall provide Developer access to a real-time list of Company Members through a mutually agreed upon mechanism and format for purposes of verifying the membership status of Company Members in connection with access to the Portal System.

3. DELIVERY AND ACCEPTANCE

3.1 Acceptance of Portal System. Company acknowledges and agrees that Developer has delivered the Portal System to the Company as required hereunder, and that Company has accepted such delivery of the Portal System.

4. OWNERSHIP

4.1 Ownership by Company.

(a) As between Company and Developer, subject to the limitations set forth herein, Company owns all right, title and interest in and to all Company Information and Portal Content. Subject to the limitations set forth herein, all rights in the Company Information and Portal Content are hereby retained by Company.

(b) Subject to the terms and conditions of this Agreement, Company hereby grants to Developer a limited, non-exclusive, worldwide, non-transferable, royalty-free license and right to use the Company Information and Portal Content solely for purposes of Developer’s performance of its obligations under this Agreement. The term of the license granted in this Section 4.1(b) corresponds to the term of this Agreement and shall terminate when this Agreement expires or is terminated for any reason; provided, however, that such license rights shall survive any expiration or termination of this Agreement to the extent necessary to provide assistance to Company in winding down use of the Portal System pursuant to Section 10.4(c) herein.

(c) If Company provides feedback about the Developer Technology or the Portal System, Developer shall have, without charge to Developer, the right to incorporate such feedback as improvements or modifications into the Developer Technology or the Portal System, and, in such event, Company hereby irrevocably and unconditionally assigns to Developer and forever waives and agrees never to assert against Developer all right, title, and interest, including without limitation Intellectual Property Rights, in and to such feedback; provided, however, that to the extent Company’s feedback incorporates proprietary or trade secret information regarding Company’s technology or internal business processes or any other Company Confidential

Information, then, notwithstanding anything herein to the contrary, no rights in such feedback shall be granted to Developer and Developer shall not be permitted to incorporate the same into the Developer Technology or the Portal System except as (and solely to the extent) expressly approved in writing in advance by Company.

4.2 Ownership by Developer.

(a) Developer owns all right, title and interest in the Developer Technology, derivatives thereof and improvements thereto which are created, conceived, used, improved, modified or developed under or during the term of this Agreement, including all worldwide Intellectual Property Rights therein. To the extent that, by operation of law or otherwise, any right, title, or interest in the Portal System vests in Company, Company hereby irrevocably and unconditionally assigns to Developer and forever waives and agrees never to assert all such right, title, and interest. At Developer’s request and expense, Company will provide reasonable assistance and cooperation to Developer, will execute documents, and will take such further acts reasonably requested by Developer to acquire, transfer, maintain, perfect, and enforce Developer’s rights as set forth in this Section 4.2(a).

(b) Subject to the terms and conditions of this Agreement, Developer hereby grants to Company a non-exclusive, revocable, non-transferable, license and right, without right to display, use and access the Portal System for Company’s legitimate business purposes and to market, promote and permit use of the Portal System by Company Members solely for the conduct of their legitimate business purposes. All rights to the Portal System not expressly granted to Company herein are hereby retained by Developer.

(c) Except as otherwise expressly permitted in this Agreement or with the prior written consent of Developer, Company shall not directly or indirectly: (i) reverse engineer, disassemble, reverse translate, decompile or in any other manner decode or attempt to derive the source code for any Developer Technology; (ii) modify, enhance, adapt, translate, alter, create or prepare any derivative works from any Developer Technology; (iii) create any software which is substantially similar to or competitive with any Developer Technology; (iv) release the results of benchmark tests or other comparisons of the Developer Technology with other software or materials; (v) remove or obscure any trademarks, notices, copyright notices, legends or any other proprietary marks or notices from any Developer Technology; (vi) sell, lease, license, distribute, disclose or otherwise transfer any Developer Technology; (vii) use the Developer Technology on behalf of or in service to any third party; (viii) use the Developer Technology in violation of any laws, rules, regulations or other terms included on the Portal(s); or (ix) expressly authorize or permit any third party to do any of the foregoing. Notwithstanding the forgoing, neither Company nor any of its affiliates, agents, officers, employees or assigns shall be liable for any unauthorized use of the Developer Technology or Portal System by Company Members; provided that Company shall use commercially reasonable measures to prevent Company Members from unauthorized use of the Developer Technology or Portal System.

5. PAYMENT

5.1 Payments. During the term of this Agreement, Company will pay to Developer (or Parties will share revenues to the extent set forth herein) the amounts in the manner specified on Exhibit B attached hereto and incorporated herein by reference.

5.2 Taxes. Company shall pay all taxes (except for taxes based on Developer’s income) due on the payment received by Developer hereunder.

5.3 Invoices. Unless otherwise stated herein, all invoices shall be due and payable on the fifteenth (15th) day of each month. For any invoice not paid within thirty (30) days, Developer may assess and Company shall pay a service charge accruing thereafter until the date of payment of the lesser of (a) the rate of one-half percent (1.5%) per month or (b) the maximum lawful interest rate applicable.

6. WARRANTIES

6.1 Developer Representations. Developer represents and warrants to Company that:

(a) Developer has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and/or assign any rights expressly granted and/or assigned to Company under this Agreement.

(b) Developer has not granted or assigned any rights in the Portal System to any third party that are inconsistent with any rights expressly granted and/or assigned to Company herein;

(c) the Portal System does not, and Company’s use thereof in accordance with this Agreement will not, to the best of Developer’s knowledge, infringe, misappropriate or violate the Intellectual Property Rights or any other rights of any third party or invade any person’s or entity’s privacy; and
(d) upon Delivery to Company, the components of the Portal System do not, to the knowledge of Developer based on use of industry-standard anti-virus software prior to such delivery, contain any virus or any other contaminant, including but not limited to codes, commands or instructions that may be used to access, alter, delete or damage the Portal System;

6.2 Company Warranty. Company represents and warrants to Developer that:

(a) Company has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and/or assign the rights granted and/or assigned to Developer under this Agreement;

(b) the Company Information and Portal Content does not, and Developer’s use thereof in accordance with this Agreement will not, to the knowledge of Company, infringe, misappropriate or violate the Intellectual Property Rights or other proprietary interests of any third party or invade any person’s or entity’s privacy;

(c) the Company Information as provided by Company to Developer does not, to the knowledge of Company based on use of industry-standard anti-virus software prior to such delivery, contain any virus, hidden program or harmful, disruptive or destructive mechanism or device; and

(d) as between Developer and Company, Company owns all right, title and interest in and to the Domain Names used in connection with the Portal(s) (excluding any Domain Names that incorporate or reference any Developer Marks) and the Domain Names used in connection with any Portal(s) will not violate any applicable laws and regulations, or infringe on the Intellectual Property rights of any third party, contain any virus, be defamatory, libelous, threatening or harassing, obscene, pornographic or indecent; and

6.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, DEVELOPER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATIONS OR WARRANTIES OF NONINFRINGEMENT, SYSTEM INTEGRATION, DATA ACCURACY, QUIET ENJOYMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ANY REPRESENTATIONS OR WARRANTIES CONCERNING RESULTS OBTAINED FROM COMPANY, COMPANY MEMBERS, USERS, OR SUBSCRIBERS IN CONNECTION WITH THEIR USE OF THE DEVELOPER TECHNOLOGY AND ANY REPRESENTATIONS OR WARRANTIES ARISING OUT OF THE COURSE OF DEALING OR COURSE OF PERFORMANCE. DEVELOPER DOES NOT WARRANT THAT THE DEVELOPER TECHNOLOGY WILL MEET THE BUSINESS REQUIREMENTS OF COMPANY OR COMPANY MEMBERS, OR THAT OPERATION OR USE THEREOF WILL BE UNINTERRUPTED, SECURE OR ERROR-FREE. NO ORAL OR WRITTEN INFORMATION (INCLUDING IN THE DOCUMENTATION AND SPECIFICATIONS) WILL CREATE ANY WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT UNLESS MEMORIALIZED IN A WRITING SIGNED BY DEVELOPER EXPRESSLY GRANTING SUCH WARRANTY.

7. INDEMNITY

7.1 Duty to Indemnify. Developer will, at its expense, defend, indemnify, and hold harmless Company and its employees, officers, directors, agents, and other representatives from and against any damage, liability, cost or expense (including reasonable attorneys’ fees and court costs) arising out of any claim or action brought against Company to the extent that it is based on Developer’s actual or alleged material breach of any of its warranties, representations or obligations contained herein, or that the Portal System, in the form developed by Developer and used by Company and Company Members in accordance with this Agreement and related Portal System documentation, infringes the Intellectual Property Rights of any third party; provided, however, that, as a condition of Developer’s obligations in this Section 7.1 taking effect, Company shall: (a) promptly notify Developer, in writing, of the claim, suit or proceeding;

(b) provide Developer with all reasonable information and assistance, to defend or settle such a claim, suit or proceeding; and (c) grant Developer the authority and control of the defense or settlement of such claim, provided that Developer shall not settle or compromise any claim to which the foregoing indemnity applies without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.

7.2 Injunction Remedies. If Company’s use of any component of the Portal System is, or in Developer’s opinion is likely to be, enjoined due to the type of claim specified in Section 7.1, then Developer, at its sole option and expense, will have the right to either:

(a) procure for Company a license comparable to that granted herein to allow Company to continue using the Portal System in accordance with the terms of this Agreement; or

(b) substitute or modify the allegedly infringing item to avoid the infringement, while retaining equivalent functionality; or (c) if options (a) and (b) cannot be accomplished after Developer’s exercise of commercially reasonable efforts, Developer may terminate this Agreement upon notice to Company; provided, however, that Developer shall refund to Company any unearned fees paid to Developer in advance by Company.

7.3 Exclusions. Developer will have no obligation under Section 7.1 to the extent any claim relating to the Portal System arises from: (a) modifications that were not made or expressly authorized by Developer; (b) Company Information or Portal Content (except to the extent materially altered by Developer other than at the direction of Company or Company Members); (c) use of the Portal System in combination with data, products, programs or equipment not provided by Developer; or (d) use of an allegedly infringing version of the Portal System after Company has been notified by Developer of such alleged infringement.

7.4 Company Indemnity. Company will, at its expense, defend, indemnify, and hold harmless Developer and its employees, officers, directors, agents, and other representatives from and against any damage, liability, cost or expense (including reasonable attorneys’ fees and court costs) arising out of any claim or action brought against Developer to the extent that it is based on (a) Company’s use of the Portal System in violation of this Agreement or applicable laws, rules, or regulations, except to the extent such claim is based on the actual or alleged material breach material of Developer’s representations, warranties or obligations hereunder; (b) a claim that Company Information or Portal Content in the form provided by Company and used by Developer in accordance with this Agreement infringes the Intellectual Property Rights of any third party; or (c) a breach of the representations and warranties of Company in Section 6.2; provided, however, that, as a condition of Company’s obligations in this Section 7.4 taking effect, Developer shall: (i) promptly notify Company, in writing, of the claim, suit or proceeding; (ii) provide Company with all reasonable information and assistance, to defend or settle such a claim, suit or proceeding; and (iii) grant Company the authority and control of the defense or settlement of such claim, provided that Company shall not settle or compromise any claim to which the foregoing indemnity applies without the prior written consent of Developer, which consent shall not be unreasonably withheld or delayed.

7.5 Sole Remedy. OTHER THAN THE RIGHT TO TERMINATE THIS AGREEMENT AS A RESULT OF A MATERIAL BREACH IN ACCORDANCE WITH SECTION 10 HEREOF, THE FOREGOING PROVISIONS OF THIS SECTION 7 ARE EACH PARTY’S SOLE AND EXCLUSIVE OBLIGATIONS AND EACH PARTY’S SOLE AND EXCLUSIVE REMEDIES WITH RESPECT TO CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND MADE BY THIRD PARTIES.

8. CONFIDENTIAL INFORMATION

8.1 Confidential Information. Each Party agrees and acknowledges that it may receive the other Party’s Confidential Information in connection with the transactions contemplated in this Agreement. For the purposes of this Agreement, “Confidential Information” means: (a) the Developer Technology, the Portal System Specifications and Portal System Update Specifications; (b) any business or technical information of Company or Developer, including without limitation information relating to Company’s or Developer’s membership or customer lists, product plans, designs, costs, product prices and names, sponsor information, income or sales data, finances, marketing plans, business opportunities, personnel, research, development or know-how that is designated in writing by the disclosing party as “confidential” or “proprietary” at the time of disclosure or, if orally disclosed, is reduced to writing by the disclosing party within thirty (30) days of such disclosure; (c) the Company Information; and (d) the terms and conditions of this Agreement.

8.2 Exclusions. Confidential Information will not include information that: (a) is in or enters the public domain other than through the fault of the receiving Party; (b) was demonstrably in possession of the receiving Party prior to first receiving it from the disclosing Party; (c) is developed by the receiving Party independently without use of or access to or reliance on Confidential Information of the disclosing Party; (d) is obtained by the receiving Party from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (e) is disclosed with the prior written consent of the disclosing Party.

8.3 Use and Disclosure Restrictions. Each Party will refrain from using the other Party’s Confidential Information except as necessary to perform its obligations under this Agreement or as otherwise expressly permitted herein, from disclosing such Confidential Information to any third party except to employees and consultants as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees and consultants), and from reverse engineering, decompiling or disassembling any Confidential Information of the other Party. However, each Party may disclose Confidential Information of the other Party: (a) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the Party subject to such order gives reasonable notice to the other Party to contest such order or requirement; or
(b) on a confidential basis to those legal or financial advisors with a need to know such information. Notwithstanding anything herein to the contrary, Developer may disclose Confidential Information, including but not limited to this Agreement, and the terms and conditions of this Agreement, to the extent such disclosure is necessary to comply with any filings required by the United States Securities and Exchange Commission or any applicable stock exchange requirements.

8.4 Injunctive Relief. The Parties acknowledge and agree that (a) any actual or threatened breach by a Party of its duties and obligations under this Section 8 will cause the other Party irreparable harm for which money damages would not constitute an adequate remedy; and

(b) in the event of any such actual or threatened breach, the disclosing party will be entitled to seek injunctive relief to prevent or eliminate such breach.

9. LIMITATIONS OF LIABILITY

9.1 Company acknowledges that Developer has no control over the functioning of the Internet or third parties’ activities on the Internet, including without limitation third party interference with or disruption or disablement of the Portal System via means of overloading, “flooding,” “mail bombing,” “denial of service” attacks, “crashing” or other means, and Developer makes no representations or warranties of any kind regarding the performance or security of the Internet, except that Developer shall make a commercially reasonable effort to secure the operation of the Portal System against such disruption or disablement. Notwithstanding anything to the contrary in this Agreement, Developer shall have no liability of any kind for any issues related to functioning of the Internet or third parties’ activities on the Internet.

9.2 EXCEPT WITH RESPECT TO CLAIMS OR ACTIONS ARISING UNDER SECTION 7.1 OR SECTION 7.4 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, LICENSORS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY FORM OF SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF THE FORM OF CLAIM OR ACTION (WHETHER BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE), EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

9.3 EXCEPT WITH RESPECT TO CLAIMS OR ACTIONS ARISING UNDER SECTION 7.1 OR SECTION 7.4 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY COLLECTIVELY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, REGARDLESS OF THE FORM OF CLAIM OR ACTION (WHETHER BASED ON THEORIES OF CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY) OR OTHERWISE), EXCEED THE FEES PAID TO COMPANY BY DEVELOPER HEREUNDER.

9.4 Notwithstanding anything herein to the contrary, Company acknowledges that Developer has no control over the use of the Internet or third parties’ activities on the Internet, including without limitation third party interference with disruption or disablement of the Portal System via means of overloading, “flooding,” “mail bombing,” “denial of service” attacks, “crashing” or other means, and Company further acknowledges that Developer shall not have any liability therefore.

10. TERM AND TERMINATION

10.1 Term. This Agreement will commence on the Effective Date and will continue in full force and effect for one (1) year, unless terminated earlier in accordance with the terms of this Agreement.

10.2 Renewal Term. At the end of the term stated in Section 10.1, this Agreement shall automatically renew for successive one (1) year renewal terms (each a “Renewal Term”); provided, however, that either Party may terminate this Agreement by providing the other Party with a written notice of such termination sixty (60) days prior to renewal date, in which event this Agreement shall terminate on such renewal date.

10.3 Mutual Termination for Cause. Each Party will have the right to terminate this Agreement if: (a) the other Party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice (the “Cure Period”); (b) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (c) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing. The non-breaching Party’s delay of non-performance of its obligations under this Agreement during the Cure Period shall in no event constitute a breach of the Agreement. Notwithstanding anything in this Agreement to the contrary, if at any time during the term the Portal System Fees are less than fifteen thousand dollars ($15,000) for three (3) consecutive calendar months, Developer may terminate this Agreement in its sole discretion.

10.4 Effect of Expiration or Termination. Upon expiration or any termination of this Agreement:

(a) All licenses granted hereunder shall immediately terminate, except as otherwise expressly stated herein.

(b) Company will pay Developer all accrued amounts due and payable to Developer as of the effective date of the termination, as specified in the exhibits hereto, or an appropriate pro-rata portion thereof for work performed by such party up to the date of termination.

(c) Each Party will, upon the other Party’s request, return or destroy all copies of any Confidential Information of the other Party in such Party’s possession or control and, upon request, shall furnish to such other Party an affidavit or declaration signed by an officer of such Party certifying that such delivery or destruction has been fully effected, or, if it is infeasible to return or destroy Confidential Information, protections are extended to such information in accordance with the terms of this Agreement.

(d) For a period not to exceed twelve (12) months following any expiration or termination of this Agreement, provided that Company is current on all payments hereunder, to the extent feasible, Developer will provide reasonable assistance to Company in winding down its use of the Portal System until such time as Company is able to have in place reasonable alternatives to the Portal System and will use commercially reasonable efforts to provide support or related services as required hereunder to then current users or subscribers until termination of such user’s or subscriber’s end user agreement or subscription services agreement, as applicable. Company agrees to pay Developer for any such support and services provided under this Section 10.4(d) on a time-and-materials basis at Developer’s then-current rates.

10.5 Nonexclusive Remedy. Termination of this Agreement by either Party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such Party.

10.6 No Damages for Termination. Neither Party will be liable to the other for damages of any type solely as a result of terminating this Agreement in accordance with its terms.

10.7 Survival. The provisions of Sections 1, 4 (excluding Section 4.2(b) and except as otherwise expressly stated in Sections 4.1(b)), 5, 6, 7, 8, 9, 10 and 12 will survive any termination or expiration of this Agreement.

11. PRESS RELEASE

Any press release(s) or similar publicity statement(s) of any nature regarding this Agreement shall not be issued by either Party without the other Party’s prior written consent. Notwithstanding anything to the contrary, either Party may (a) make an announcement or written statement required to be made by law or the regulations of any state or federal governmental agency, and (b) use the other Party’s name, URL and logo on its Portal and in its customer and partner lists for corporate and financial presentations. Without limiting the forgoing, the Parties agree that nothing herein shall constitute an endorsement of the other.

12. GENERAL PROVISIONS

12.1 Governing Law and Disputes. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina without regard to or application of conflicts of law rules or principles. Any legal action arising under this Agreement will be brought solely in the federal or state courts of or located within the Eastern District of North Carolina, and both Parties do hereby irrevocably consent to the exclusive jurisdiction and venue thereof.

12.2 Compliance with Laws. Each Party agrees to comply in all material respects with all applicable laws, rules and regulations in connection with its activities under this Agreement. Without limiting the generality of the forgoing, each Party shall, and shall ensure that any of its third party vendors, maintain business and financial records sufficient to verify the accuracy of all fees paid to the other Party hereunder.

12.3 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, such provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force and effect.

12.4 Waiver and Modification. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement or its exhibits will be effective only if in writing and signed by duly authorized representatives of the Parties.

12.5 Notices. All notices, consents and other communications required or permitted to be given under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt. All notices, consents and communications will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other in accordance with this Section.

To Company: To Developer:

URAssociation, LLC. Smart Online, Inc.
1161 Bethel Road, Suite 201 4505 Emperor Blvd.,
Suite 320 Columbus, OH Durham, NC 27703
Attn: John Sestina, Treasurer
Attn: Legal Department
Facsimile: (614) 206-5555
Facsimile: (919) 765-5020

12.6 Force Majeure. Developer will not be liable for any delay or failure of its performance under this Agreement due to events beyond its reasonable control (a “Force Majeure”), provided that Developer provides prompt written notice to Company of such Force Majeure and uses its diligent efforts to resume performance. Developer’s time to perform the Services and Company’s payment obligations for such Services, if any, will be extended for a period equal to the duration of the delay caused by the Force Majeure.

12.7 Relationship of Parties. The Parties to this Agreement are independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the Parties. Neither Party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

Personnel employed by either Party who perform duties related to this Agreement shall remain under the supervision, control, and management of their respective employer and shall not in any event be considered employees of the other Party. Accordingly, each Party shall be responsible for payment of all federal income tax and all other taxes and will, accordingly, file, remit and pay all required amounts attributable to payments made by Company to Developer as an independent contractor to any and all taxing authorities, as required by law.

12.8 Entire Agreement. This Agreement and its exhibits are the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding and replacing any and all prior and contemporaneous agreements, communications, and understandings (both written and oral) regarding such subject matter.

12.9 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but both of which together will constitute one (1) and the same instrument.

12.10 No Construction Against Drafter. The Parties agree that any principle of construction or rule of law that provides that an agreement shall be constructed against the drafter of the Agreement shall not apply to the terms and conditions of this Agreement.

12.11 No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and shall not be construed as conferring any rights on any other persons or conferring to any third party the status of third party beneficiary of this Agreement.

12.12 Assignment and Subcontracting. Neither this Agreement nor any of the rights, duties, or obligations hereunder may be assigned by operation of law or otherwise, or delegated by Company, in whole or in part, without the prior written consent of Developer. Any attempted assignment or delegation by Company in contravention of the provisions of this Section 12.12 shall be void and without force or effect. This Agreement shall be binding upon and shall inure to the benefit of Developer and Company and their permitted successors and assigns. Developer may delegate or subcontract certain of its rights or obligations under this Agreement, but shall remain responsible for the performance of each delegate or subcontractor.

12.13 Audit Rights. Each Party shall have the right to audit, with reasonable prior notice, the other Party’s non-attorney-client privileged documentation as it relates to this Agreement, to the extent necessary to confirm the other Party’s compliance with the terms, conditions, representations and warranties set forth herein.

Signature Page to Web Services Agreement between URAssociation and Smart Online, Inc.

IN WITNESS WHEREOF, the Parties’ duly authorized representatives have executed this Agreement, to be effective as of the last date specified below.

URAssociation, LLC.	Smart Online, Inc.
By:	By:
Name: ________________________________	Name: ________________________________
Title: _________________________________	Title: _________________________________
Address: _______________________________	Address: ______________________________
______________________________________	______________________________________
______________________________________	______________________________________
Date: ______________________________	Date:

EXHIBIT A

Smart Online Applications and Portal System Specifications

1.
Portal System. The Portal System as delivered by Developer and accepted by Company as set forth in Section 3.1 of the Agreement includes the Smart Online Applications listed in Section 2 below (collectively, the “Smart Online Applications”) as described therein (the “Portal System Specifications”) (such Portal System as delivered hereunder is also referred to as the “Platform”).

2.	Smart Online Applications. The Platform delivered hereunder includes the following Smart Online Applications:

2.1	Administration Web Application. This application (a) provides a password-protected, role-based administration interface for Subscribers (as defined on Exhibit B);

(b)
allows Subscribers to view and modify account contact information; (c) allows Subscribers to view and modify account billing information and history; and (d) provides for management of adding applications per Subscriber.

2.2	Support Web Application. This application provides (a) customer support personnel with up-to-date data about Subscriber; (b) an integrated ticketing system; and

(c)	integration with the Administration Web Application as described in Section 2.1 of this Exhibit A.

3.
Additional Features. Company may request that additional features listed in this Section 3 be included in the Platform by providing to Developer a Change Order in accordance with Section 2.2 of the Agreement. Fees for any additional changes will be included with the Change Order acknowledgement, and work will not commence until all such fees are agreed to by both Parties.

3.1 Portal and Hosting. Provides Subscribers the ability to create individual websites, including domain name and hosting, by choosing from among a variety of customizable templates.

3.2 eCommerce. This application allows Subscriber to conduct online business transactions including quote generation, e-invoicing and payment.

3.3 Partner Integrations. The Platform utilizes industry standard Application Protocol Interface capability.

3.4 Terms of Use, End User Agreement and Privacy Statement. The Portal System and all Portal(s) therein shall include a Terms of Use agreement and Privacy Statement, and my include a “click-through” End User License Agreement, the content, form, format and placement of which shall be developed and modified as necessary from time to time by Developer in its sole discretion. The Parties agree that the content, form, format and placement of the Privacy Statement shall be in compliance with applicable laws, rules and regulations. Each Party shall be responsible for ensuring that its own privacy policies and practices conform to the representations made in such Privacy Statement and with applicable laws, rules and regulations.

3.5 Content Management System. Portal System will have a content management system that can be accessed and updated by Developer and Company. Content Management System will update content on Portal System in real-time. The following applications will be updated by the Content Management System: Home page, Support Materials, Events, Videos, Up and Comers, and Tickets.

3.6 Virtual Office. Virtual Office is a reporting and business tracking application that can be accessed by Company Members that have the Premium or Premium Plus package described in Section 1 of Exhibit B. Virtual Office will have the following features:

•    Line of Sponsorship Tree

•   Expand All and Collapse All
•   Number of tickets in downline
•   Number of memberships
•   Active and Inactive Subscribers

•   Subscription reporting

•   New subscribers
•   Canceled subscribers
•   Total subscribers by membership package

•   Ticket reporting

• Subscribers with tickets
• Subscribers with no tickets
• Number of tickets sold

•   Support Material reporting

• Quantity sold by category

3.7
My Account. The My Account section will be updated to allow Subscribers the ability to choose a Ditto Delivery date and the ability to edit the items in their Ditto Delivery. There will also be an option for Company Member to choose their home page from the team websites available to them or the Portal System home page.

3.8
Reporting. The reporting section will be accessed by Company as a way to access real-time data, such as: number of subscribers, number of tickets sold, Company Member information, and support materials sales.

4.	Platform Performance.

4.1
Availability. Developer will only service pages using high-speed bandwidth. The Portal System shall have an average, aggregate up-time availability of 99.7% during peak hours and at least 99.4% during non-peak hours for each calendar month on a 24hour-per-day, 7 day-per-week basis. Should the up-time availability fall below these measures, Developer shall have three (3) business days to cure the deficiency. Scheduled, general night maintenance shall be done as set forth in Sections 4.3 and 4.4 below.

4.2
Exceptions. Developer will not be responsible for failure to meet a performance standard set forth in this Section 4.2 to the extent the failure is attributable to a Force Majeure or any action or failure to act by anyone other than Developer (including its employees) or its contractors or suppliers.

4.3
Platform Repair. Developer will provide support services for updates and bug fixes for the Platform as identified by helpdesk support between the hours of 1:00 A.M. and 4:00 A.M. of the local time zone where such updates and bug fixes will be implemented.

4.4
Platform Maintenance. Developer will provide routine maintenance, software upgrades and updates, virus and security protection services for the Platform as identified by helpdesk support between the hours of 1:00 A.M. and 4:00 A.M. of the local time zone where such maintenance, upgrades and updates will be implemented.

4.5	Platform Infrastructure. Developer shall provide necessary infrastructure and software for the reasonable use and access to the Platform and the Portal System.

4.6
Marketing Services. At the request of Company and at the then-applicable rates charged by Developer, Developer will provide creative and marketing service support by providing graphical designs based on requests by Company according to Company’s marketing objectives.

4.7
Training Services. At the request of Company and at the then-applicable and otherwise commercially reasonable rates charged by Developer, Developer may provide training services to Company customer support personnel with a view to permitting them to use the Portal System and to address initial customer service inquiries relating thereto. Developer and Company shall enter a statement of work setting forth the terms and conditions of any such training.

4.8
Notification Regarding Company Systems. Developer will use reasonable efforts to identify and provide to Company thirty (30) days’ notice of any hardware or software modifications to Company systems that are necessary for operation of the Portal System.

EXHIBIT B Portal System Offerings and Fees

1. Portal System Offerings. Company will promote and provide all Company Members access to the following Basic, Premium, and Premium Plus packages through the Portal System that, upon the Effective Date of this Agreement, include the following features:

Basic Package

•   Complete list of Events
•   Read the latest News
•   See leader Profiles with videos for Emerald and above
•   Limited Videos
•   Links to external team websites
•   Discount on Major Event Tickets
•   Discount on Calendars
•   Discount on Books
•   Discount on Kate -$31.95 (normally $35.95)
•   1 free handout package containing 5 CDs per month (choose from 2 packages)
•   Additional CDs available for only $4.00
•   Ability to create daily subscription orders for products and services

Premium Package

•   Includes all Basic Package features, plus:
•   1 free handout package containing 4 CDs per month (choose from 4 packages)
•   Virtual Office – Track educational pulses of your team:
•   o Personal and downline subscription history, purchase history, LOS Tree Viewer with contact information for your downline subscribers and MORE
•   Additional streaming training videos from Qualified Emeralds and above

Premium Plus Package

•   Includes all Basic and Premium Package features, plus:
•   URAssociation Book of the Month

2.
Fees. In consideration of the Portal System and related Services provided by Developer hereunder, Company agrees that Developer is entitled to collect and retain the Portal System Fees set forth below. Developer will collect and process all Portal System Fees through a merchant account for the Portal System, and will retain the Portal System Fees payable to Developer hereunder, and provide to Company on a monthly basis those Portal Fees, if any, that remain after such payment to Developer. In consideration of such fees, in addition to the other Services described herein, Developer agrees to provide Company the following services during the term:

• Forty (40) hours per calendar month of Portal System maintenance, development and update service (which, if not used each month, will carry over to the next month); provided that Company agrees to pay Developer $125/hour/Developer personnel that provides any such services in excess of forty (40) hours in any given calendar month;

• Fifteen (15) hours per calendar month of video editing service (which, if not used each month, will not carry over to the next month); provided that Company agrees to pay Developer $125/hour/Developer personnel that provides any such services in excess of fifteen (15) hours in any given calendar month;

• Developer-scheduled updates to the Portal System;

• An Account Manager to attend major Company events and to provide support to Company Leadership team as it relates to the Portal System, all as mutually agreed to by the Parties;

• Hosting of the Portal System for up to 50,000 Portal System users per calendar month and up to 6.25 Mbps bandwidth each calendar month; and

• Call Center Services as follows:

Developer will provide a call support center from 8:30 A.M. to 7:00 P.M. Eastern time, Monday through Friday, excluding traditional holidays to receive questions by telephone and e-mail from Company Members regarding use of the Portal System. All customer service calls will be directed to Developer for assistance. Developer will use commercially reasonable efforts to provide a warm hand-off to Company for all consumer product-related problems including, but not limited to, defects, shipping, pricing, and merchant account disputes. Company shall designate a primary contact to resolve all Company product and service-related issues (all the foregoing, collectively, the “Call Center Services”).

2.1 Subscriber Fees. In addition to any other fees payable to Developer hereunder, Developer will retain the following Portal System Fees each calendar month during the term, which are based on the number of Subscribers to the Portal System each month, as set forth below. As used herein, “Subscriber” means those Company Members that register through the Portal System for any of the foregoing Basic, Premium, or Premium Plus packages described in this Section 2 during any calendar month during the term of this Agreement.

Number of Subscribers per Calendar Month	Developer fee per Subscriber*
Less than 5000	$6.00
5001 – 7000	$5.75
More than 7000	$5.50

*For purposes of clarification, the foregoing fees will operate on a tiered basis, such that if, in a given month during the term, there are 10,000 Subscribers, Developer will retain $6.00 for the first 5,000 of such Subscribers, $5.75 for the next 5001-7000 of such Subscribers, and $5.50 for the number of Subscribers exceeding 7000.

2.2 Domain Names. In addition to any other fees payable to Developer hereunder, for each domain name the Developer provides to Company or Company Members in connection with the Portal System, Developer will retain twelve dollars and fourteen cents ($12.14) of the Portal System Fees.

2.3 Business Cards. In addition to any other fees payable to Developer hereunder, for each order of business cards purchased through the Portal System, Developer shall retain Portal System Fees in the amounts listed below.

Business Card Order Options	Fees Payable to Developer for Each Business Card Order
Quantity 250	$23.45
Quantity 500	$34.95

2.4
Online Ticket Fees. In addition to any other fees payable to Developer hereunder, Developer shall retain Portal System Fees for each ticket to Company events purchased through the Portal System in the amounts listed below:

•   Two dollars ($2.00) per ticket if such tickets are offered for purchase through the Portal System to a subset of Company Members; or

•   One dollar ($1.00) per ticket if such tickets are offered for purchase through the Portal System to all Company Members.

2.5
Merchant Fees. Developer agrees to pay for one-half of the actual costs related to implementation, administration and supporting the merchant account used to collect fees paid through the Portal System for payments made solely pursuant to Sections 2.1, 2.2, and 2.3 of this Exhibit B. Developer agrees to pay such fees directly to the merchant account services providers. Company agrees to pay for all remaining actual costs related to implementation, administration and supporting the merchant account hereunder. Developer may retain Company’s portion of such fees from the Portal System Fees, or invoice Company for such amounts in it discretion.

2.6
Travel Expenses. Company agrees to pay Developer one hundred percent (100%) of rooming expenses incurred by Developer when traveling to Company events. All other such travel costs will be borne by Developer.

2.7
Timing of Portal System Fee Payments. Developer agrees to provide Company the Portal System Fees payable to Company hereunder for the preceding month by the fifteenth (15th) day of each subsequent month.

Company agrees to provide Developer will all information reasonably required by Developer to perform its obligations under the terms of this Section 2. For each monthly payment to Company hereunder, Developer agrees to provide Company with reasonable documentation substantiating such payment. Developer reserves the right to deduct the corresponding fee for any credits or refunds issued in connection with use of the Portal System from Company’s next monthly payment or, if there is no subsequent payment, to invoice Company for such amounts.